                                                                    EXHIBIT 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]



August 27, 1997


PMR Corporation
3990 Old Town Avenue, Suite 206A
San Diego, CA 92110

Ladies and Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by PMR CORPORATION (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 112,924 shares of the Company's Common Stock, $.01 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement, your Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares included in the Registration Statement are validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:     /s/ JEREMY D. GLASER
        -------------------------------
        Jeremy D. Glaser